Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Enviva Partners, LP for the registration of 6,153,846 shares of its common units and to the incorporation by reference therein of our report dated February 26, 2020, with respect to the consolidated financial statements of Enviva Partners, LP included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

July 9, 2020